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                     October 6, 2020

       Aditya Mittal
       President and Chief Financial Officer
       ArcelorMittal
       24-26, Boulevard d   Avranches, L-1160 Luxembourg
       Grand Duchy of Luxembourg

                                                        Re: ArcelorMittal
                                                            Form 20-F for the
Year Ended December 31, 2019
                                                            Filed March 3, 2020
                                                            File No. 001-35788

       Dear Mr. Mittal:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing